EXHIBIT 99.1

FOR IMMEDIATE RELEASE

EDIETS’ INVESTOR CONTACTS:	EDIETS’ PRESS CONTACT:
Robert T. Hamilton, CFO eDiets.com, Inc. 954-360-9022 x115 rhamilton@eDiets.com Alison Tanner, CFA, Chief Strategist eDiets.com, Inc. 954-360-9022 x140 alison@eDiets.com	Kavita Pandey Neale-May & Partners 212-213-5400 x212 kpandey@nealemay.com

eDiets’ First Quarter Results Consistent with Recent Indications

Initial Results from Licensed Diet Plans Encouraging

Deerfield Beach, Fla., April 24, 2003—eDiets.com, Inc. (OTC BB: EDET) (“eDiets”), the most visited source for diet information online, today announced that for the fiscal first quarter ended March 31, 2003 its revenues grew 4.8% compared to the first quarter of 2002 to $7.3 million, its net loss was $2.0 million, or $0.13 per share while its loss before interest, taxes and depreciation and amortization (EBITDA) totaled $1.7 million. These results were within the ranges indicated in its press release dated April 10, 2003. The Company also announced that sales under exclusive licensing arrangements of subscriptions to meal plans based on the Atkins Nutritional Approach™ and the Zone Diet have been encouraging. The Atkins and Zone plans are the most recent additions to the Company’s growing list of nutrition plans offered as part of the Company’s strategy to become the online “destination” for consumers seeking diet advice, information and products.

“I believe that diet and nutrition will continue to be top-of-mind over the next several years, and will take a trajectory similar to that of smoking as our government becomes more involved in changing consumer behavior with respect to this health hazard of epidemic proportions”, commented David Humble, CEO of eDiets.com. “We will continue to invest sensibly in our technology platform and infrastructure to support diet and nutrition solutions for the varied needs of consumers.”

Revenues for the first quarter ended March 31, 2003 totaled $7.3 million, an increase of 4.8% compared to revenues of $7.0 million in the first quarter of 2002. In addition, the balance of subscriptions to be recognized in future quarters, known as deferred subscription revenues, grew by $0.7 million during the quarter, to $3.8 million compared to $3.1 million at prior year-end, as more members opted for longer-term subscriptions. The average duration of an eDiets membership of approximately seven months is currently two to three times that reported by Weight Watchers®, the leading classroom-based weight loss program.

eDiets reported a net loss of $2.0 million, or $0.13 per share, for the first quarter of fiscal 2003 compared to net income of $0.5 million, or $0.03 per diluted share, for the first quarter of fiscal 2002.

EBITDA1 for the first quarter ended March 31, 2003 was negative $1.7 million compared to positive EBITDA of $0.8 million for the first quarter of 2002. The decline in EBITDA was largely due to a doubling of online advertising expenditures compared to the first quarter of 2002 without a commensurate increase in new members acquired. The two most significant shortfalls in members acquired during the first quarter of 2003 were a shortfall under a contract with a major Internet portal and lower than expected response to the Company’s email marketing campaigns. The Company has taken several steps to improve its advertising productivity.

Cash used by operations for the first quarter of fiscal 2003 totaled $0.6 million, compared to cash flow from operations of $1.1 million in the first quarter of 2002. Cash balances, including restricted cash, as of March 31, 2003 totaled $1.5 million, compared to $2.9 million at December 31, 2002 and $3.1 million at March 31, 2002. During the most recent quarter the Company repaid $0.6 million of outstanding debt and accrued interest. Its only remaining debt is $0.2 million in capital leases.

Looking forward, the Company noted that while initial results are encouraging, both consumer response to its new strategy of offering multiple branded diets and the cumulative impact on its business of hostilities between the United States and Iraq during its second fiscal quarter ending June 30, 2003 cannot yet be quantified. The Company is monitoring and managing its capital resources accordingly and based on early April results related to the sales of its branded diets, the Company anticipates improved cash flow from operations in its second quarter compared to the first quarter.

The Company will hold a conference call for investors at 4:45 p.m. EDT today, which will be broadcast live via CCBN Webcast at www.eDiets.com/investors and may also be accessed at 1-800-221-3767. A replay of the conference call Webcast will be available at www.eDiets.com/investors beginning at 6:30 p.m. EDT on April 24.

1 The most directly comparable financial measure to EBITDA under Generally Accepted Accounting Principles (GAAP) is income from operations. The reconciliation of income (loss) from operations to EBITDA (EBITDA loss) is as follows ($            in millions):

	Three months ended March 31, 2003	Three months ended March 31, 2002
Income (loss) from operations	$(2.0)	$0.5
Depreciation and amortization	0.3	0.3

EBITDA	$(1.7)	$0.8

About eDiets

eDiets is the leading online provider of subscription-based, comprehensive weight-loss, fitness and motivational programs tailored specifically to individual dietary requirements, capabilities and lifestyles. Its Web site www.eDiets.com is one of most visited Web sites for health, fitness and nutrition today, according to Nielsen//Netratings. eDiets provides 24/7 access via the Web to personalized diet programs, an expert staff of psychologists, doctors, nutritionists and fitness trainers and over 100 online support communities. The site offers customized diets, plus specific nutrition plans for individuals with high-cholesterol, diabetes and other medical issues.

eDiets is a publicly traded company (OTC BB: EDET.OB) directed by a strong management team comprised of registered dieticians and psychologists, an experienced technical staff and a seasoned corporate organization. The company’s Web site is http://www.eDiets.com.

Statements in the release, which are not historical in nature, are forward—looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company’s steps to deal with today’s proliferation of unsolicited emails that compete with communications with its members will be successful, that the Company will make a successful transition from being a one product company to being a source for multiple brands of diet solutions, that the Company’s prepaid online advertising expenses will support the Company’s new strategy, that the Company is able to obtain sufficient outside financing on acceptable terms, when and if required, changes in general economic and business conditions, changes in product acceptance by consumers, effectiveness of sales and marketing efforts, and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with eDiets.com business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

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eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
INCOME STATEMENT DATA:
Revenues	$7,331	$6,998
Cost and expenses:
Cost of revenue	853	721
Product development	284	361
Sales and marketing	6,817	3,670
General and administrative	1,097	1,441
Depreciation and amortization	332	324

(Loss) income from operations	(2,052)	481

Other expense, net	10	62

Income tax benefit	(59)	(53)

Net (loss) income	$(2,003)	$472

(Loss) earnings per common share
Basic	$(0.13)	$0.03

Diluted	$(0.13)	$0.03

Weighted average common and common equivalent shares outstanding
Basic	15,809	15,609
Diluted	15,809	17,706

	March 31, 2003	December 31, 2002
BALANCE SHEET DATA:
Cash and cash equivalents (including restricted cash)	$1,535	$2,907
Total assets	11,216	12,574
Deferred revenue	3,761	3,081
Debt (including capital leases)	197	693
Stockholders’ equity	3,306	5,286

CONTACT: Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@eDiets.com

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